SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2018
BRINKER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10275	75-1914582
(State of Incorporation)	(Commission File Number)	(IRS Employment Identification No.)
6820 LBJ Freeway
Dallas, Texas 75240
(Address of principal executive offices)

Registrant’s telephone number, including area code    972-980-9917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1 - Registrant's Business and Operations

Item 1.01 - Entry Into a Material Definitive Agreement.

Agreement of Purchase and Sale of Real Estate

On August 2, 2018, Brinker Property Corporation and Brinker Propco Florida, Inc. (collectively, “Sellers”), each a wholly owned subsidiary of Brinker International, Inc. (the “Company”), entered into an Agreement of Purchase and Sale of Real Estate (the “Sale Agreement”) with Realty Income Corporation (the “Purchaser”) for the sale of up to 45 properties (the “Properties”) to Purchaser for an aggregate purchase price, exclusive of closing costs, of up to approximately $146.6 million. Pursuant to the Sale Agreement and upon the closing of the sale of the Properties, the Sellers will enter into lease agreements with Purchaser for each of the respective Properties sold by them for initial terms of 15 years. Each lease agreement will be guaranteed by the Company. Under their respective leases for the Properties, each Seller will have options for five-year renewals of the terms of the leases, with the total number of options varying by Property.

There is no assurance at this time that the Purchaser will in fact purchase any or all of the Properties.  The closing of the sale of the Properties, which is subject to customary closing conditions, is expected to occur on or around August 9, 2018.

Purchaser does not have any material relationship with the Company or its subsidiaries, other than through the Sale Agreement.

Item 2 - Financial Information

Item 2.01 - Completion of Acquisition or Disposition of Assets.

Sale and Leaseback Transaction

On August 6, 2018, Brinker Property Corporation and Brinker Propco Florida, Inc. (collectively, “Sellers”), each a wholly owned subsidiary of Brinker International, Inc. (the “Company”) completed the sale and leaseback (the “Sale/Leaseback”) of 45 of their owned restaurant locations to various assignees of SunTrust Equity Funding, LLC (the “Purchaser”). The Sale/Leaseback was completed pursuant to the agreement with the Purchaser described in a Current Report on Form 8-K filed by the Company on August 1, 2018.  Total consideration received in the transaction was approximately $143.2 million, and net proceeds will be used to repay borrowings on the Company’s revolving credit facility.  The consideration was determined based on practices typical for transactions of this nature, including review of competitive bids received from third parties for similar properties.  An additional five properties included in the previously announced agreement with the Purchaser may be sold after resolution of certain real estate related matters.

SunTrust Bank, an affiliate of the Purchaser, is one of the lending banks party to the Company’s $1 billion revolving credit agreement and provides various other banking services to the Company from time to time.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC.

Dated: August 7, 2018	By:	/s/ Wyman T. Roberts
Wyman T. Roberts,
Chief Executive Officer and President